Exhibit 10.2
SEVENTH AMENDMENT TO LEASE
THIS SEVENTH AMENDMENT TO LEASE (this "Amendment") is made and entered into as of the 27th day of October, 2023 (the "Effective Date"), by and between SUMMIT LANTANA OWNER, LP, a Delaware limited partnership ("Landlord") and ADVANCED MICRO DEVICES, INC., a Delaware corporation ("Tenant").
WHEREAS, Landlord, as a successor-in-interest to 7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership, and LANTANA HP, LTD., a Texas limited partnership ("Master Lease Tenant") were parties to that certain Lease Agreement dated as of March 26, 2013 (the "Master Lease Agreement"), covering certain space in the multi-building office complex known as The Summit at Lantana, and whose street address is 7171 Southwest Parkway, Austin, Texas 78735 (the "Property"), as more particularly described therein;
WHEREAS, the Master Lease Agreement has been previously amended by that certain First Amendment to Lease dated as of December 13, 2013 (the "First Amendment"), that certain Second Amendment to Lease dated as of March 10, 2015 (the "Second Amendment"), that certain Third Amendment to Lease dated as of May 15, 2015 (the "Third Amendment"), and that certain Fourth Amendment to Lease dated as of September 24, 2015 (the "Fourth Amendment" and the Master Lease Agreement, as amended, the "Master Lease");
WHEREAS, pursuant to that certain Sublease Agreement dated as of March 26, 2013 (the "Sublease Agreement"), Tenant subleased from Master Lease Tenant a certain portion of premises leased to the Master Lease Tenant under the Master Lease;
WHEREAS, pursuant to that certain Agreement and Acceptance by Subtenant attached to the First Amendment, that certain Agreement and Acceptance by Subtenant attached to the Second Amendment, that certain Agreement and Acceptance by Subtenant attached to the Third Amendment and that certain Agreement and Acceptance by Subtenant attached to the Fourth Amendment, the Sublease Agreement has been amended as set forth in said amendments and acceptances by Subtenant in accordance with the terms and provisions set forth therein (the Sublease Agreement, as so amended by said amendments and acceptances by Subtenant, the "Sublease");
WHEREAS, pursuant to that certain Termination of Master Lease, Acknowledgment of Direct Lease and Fifth Amendment dated as of May 8, 2019 (the "Fifth Amendment"), the Master Lease was terminated, as such, and the Sublease became a direct lease between Landlord and Tenant, which direct lease incorporated by reference therein certain of the terms and provisions of the Master Lease. Said direct lease was further amended by that certain Sixth Amendment to Lease dated as of July 9, 2019 (the “Sixth Amendment” and such direct lease, including the provisions therein stated as incorporated therein from the Master Lease and as amended by the Sixth Amendment, and as further amended herein, collectively is referred to herein as the "Lease");
WHEREAS, the premises on the Property leased by Tenant under the Lease, which premises contains approximately 443,987 rentable square feet of area (the “Premises”) includes (i) 106,275 rentable square feet in the building commonly known as Building B100 on the Property (“Building B100”), (ii) 224,734 rentable square feet in the building commonly known as Building B200 on the Property (“Building B200”), (iii) 74,357 rentable square feet in the building commonly known as Building B300 on the Property (“Building B300”), and (iv) 38,621 rentable square feet in the building commonly known as Building B500 on the Property (“Building B500”);
    WHEREAS, the Term is currently scheduled to expire on March 31, 2025; and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease pursuant to the terms and conditions herein.
NOW, THEREFORE, in consideration of the premises and the respective terms and agreements of Landlord and Tenant herein contained, and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties hereby agree as follows:
1.Definition of Terms.    Terms used herein which are defined herein shall have the meanings therefor as stated in this Amendment or if not defined herein shall have the meanings set forth in the Lease.
2.Right to Remeasure the Premises. Section 2.1(b)(ii) of the Lease hereby is deleted and is no longer in force or effect.
3.Extension of Term. Section 3.1 of the Lease is hereby amended by adding the following to the end of said Section 3.1(a): “Landlord and Tenant agree that the Term is hereby extended for a period of one hundred sixty-two (162) months (the “Extension Term”). The Extension Term commences April 1, 2025 (the “Extension Term Commencement Date”) and expires September 30, 2038.”
4.Base Rent. Section 4.1 of the Lease of the Lease is amended by adding the below rows to the end of the Base Rent schedule in said Section 4.1. During the Extension Term, (i) Tenant’s Base Rent shall be in the amount listed in the table below for the “Period” specified therein; (ii) Tenant shall remain obligated to pay Additional Rent in accordance with the Lease except as provided herein, and (iii) except as otherwise provided in this Amendment, the same terms and provisions as set forth in the Lease shall be and remain in full force and effect.

Period	Annual Base Rent Rate Per Rentable Square Foot	Rentable Square Footage of Premises	Monthly Installment of Base Rent
4/1/25 – 9/30/25*	$0.00	443,987	$0.00
10/1/25 – 9/30/26	$34.50	443,987	$1,276,462.63
10/1/26 – 9/30/27	$35.36	443,987	$1,308,281.69
10/1/27 – 9/30/28	$36.25	443,987	$1,341,210.73
10/1/28 – 9/30/29	$37.15	443,987	$1,374,509.75
10/1/29 – 9/30/30	$38.08	443,987	$1,408,918.75
10/1/30 – 9/30/31	$39.03	443,987	$1,444,067.72
10/1/31 – 9/30/32	$40.01	443,987	$1,480,326.66
10/1/32 – 9/30/33	$41.01	443,987	$1,517,325.57
10/1/33 – 9/30/34	$42.03	443,987	$1,555,064.47
10/1/34 – 9/30/35	$43.09	443,987	$1,594,283.32
10/1/35 – 9/30/36	$44.16	443,987	$1,633,872.16
10/1/36 – 9/30/37	$45.27	443,987	$1,674,940.96
10/1/37 – 9/30/38	$46.40	443,987	$1,716,749.73

    *Provided that no Event of Default by Tenant has then occurred and is continuing under the Lease, Base Rent only for the Premises shall be abated for the first six (6) full months of the Extension Term (the “Abatement Period”). All of the terms and provisions of the Lease, including, but not limited to, Tenant’s obligation to pay Additional Rent, shall remain in full force and effect during the Abatement Period.
5.Operating Expenses. Section 5.6 of the Lease hereby is amended and as so amended is restated hereby to read as follows:
5.6 Cap on Operating Costs. For purposes of calculating Tenant’s Proportionate Share of Operating Costs under Section 5.1 of the Lease, the maximum increase in the amount of Controllable Operating Costs (defined below) that may be included in calculating Tenant’s Proportionate Share of Operating Costs for each calendar year after the Cap Base Year (defined below) shall be limited to six percent (6%) per calendar year on a cumulative, compounding basis; for example, the maximum amount of Controllable Operating Costs that may be included in the calculation of Tenant’s Proportionate Share of Operating Costs for each calendar year after the Cap Base Year shall equal the product of the Controllable Operating Costs during the Cap Base Year and the following percentages for the following calendar years: 106% for the first calendar year following the Cap Base Year; 112.36% for the second calendar year following the Cap Base Year; 119.10% for the third calendar year following the Cap Base Year, etc. However, any increases in Operating Costs not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) to the extent necessary until fully recouped by the Landlord. Effective as of the Extension Term Commencement Date “Cap Base Year” means the calendar year 2025, and, notwithstanding its effectiveness as of the Extension Term Commencement Date, shall apply to the calculation of Tenant’s Proportionate Share of Operating Costs for such calendar year in its entirety. There shall be no cap on the amount of Operating Costs payable by Tenant for the calendar year 2025. “Controllable Operating Costs” means all Operating Costs which are within the reasonable control of Landlord; thus, Controllable Operating Costs excludes taxes (to the extent any taxes are included within a component of Operating Costs), insurance, utilities (to the extent any utility costs are included within a component of Operating Costs), snow removal costs, costs incurred to comply with After-Enacted Legal Requirements, and other costs beyond the reasonable control of Landlord. Controllable Operating Costs shall not include costs for janitorial or security services provided to the Premises, it being agreed that Tenant’s right to separately contract for such services pursuant to Section 6.3(c) below is a reasonable price control on such services.
6.Tenant Improvements. A new Section 10.40 hereby is added to the Lease which new section shall read in its entirety as follows:
10.40 Tenant Improvements. Landlord has agreed to provide Tenant an allowance (the “TI Allowance”) of up to $60.00 per rentable square foot of the Premises (i.e., up to a total of $26,639,220.00) for Tenant Improvements (as defined in the Work Letter attached hereto as Exhibit A) to be made in, on or about the Premises. The Tenant Improvements shall be performed and the TI Allowance shall be disbursed in accordance with said Work Letter as further described in Exhibit DD attached to this Lease and made a part hereof. Such TI Allowance will be available as of the Reference Date.
A new Exhibit DD in the form and content of Exhibit A attached hereto and which is incorporated herein for all purposes, hereby is added to and made a part of the Lease.

7.Landlord Improvements. A new Section 10.41 hereby is added to the Lease which new section shall read in its entirety as follows:
10.41 Landlord Improvements. Landlord shall update the elevator cabs in (i) Building B100 no later than December 31, 2025, and (ii) Building B200 and Building B500 no later than December 31, 2026 (each subject to extension for force majeure and any delays caused solely by the negligence or willful misconduct of Tenant or by Tenant’s objections to reasonable Class A office finishes proposed by Landlord in Building B100 or Building B200). Landlord shall also, prior to December 31, 2029 (subject to extension for force majeure and any delays caused by Tenant), update the restrooms in the common areas and the paint and flooring of the first floor gaming and tenant lounge in Building B500. All such update work shall be performed by Landlord at its sole cost and expense (and all costs and expenses so incurred by Landlord shall not be included as part of Operating Costs), in good and workman-like manner which is consistent with a Class A Office Property and using Class A office Building standard finishes selected by Landlord and, with respect to the finishes in Building B100 and/or Building B200, to which Tenant has not notified Landlord of its reasonable objection within fifteen (15) days after Landlord’s selection is presented to Tenant.
8.Signage. Exhibits T and T-1 to the Lease are hereby amended as follows:
(i) Exhibit T Section 1 hereby is deleted in its entirety and replaced by the following in lieu thereof:
1. Building Top Signage. As of the Extension Term Commencement Date, Tenant has Building-top signage (“Building-Top Signage”) on each of B100 and B200, as depicted on Exhibit T-1. Tenant shall have the option, at its sole cost and expense (which Tenant is permitted to fund via the TI Allowance) and subject to local ordinances and city code, to install its name, its logo or both on the top of any building at the Property to which Tenant leases at least fifty (50%) of the rentable square footage of that building.
(ii) Exhibit T Section 2 is hereby amended to add the following as the third to last sentence of the section: “Tenant shall have the option, at its sole cost and expense (which Tenant is permitted to fund via the TI Allowance) and subject to local ordinances and city code, to install its name, its logo or both on the building monument sign facing William Cannon Drive so long as Tenant leases a minimum of two (2) full floors of the 7201 Building (as defined herein).”
(iii) Exhibit T hereby is amended by adding a Section 12 which shall read in its entirety as follows:
12. Directional Signage. Landlord shall, at its sole cost and expense (and all costs and expenses so incurred by Landlord shall not be included as part of Operating Costs), install updated directional signage to the buildings at the Property at Tenant’s request, with the location and appearance subject to Landlord’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(iv) Exhibit T-1 is hereby deleted in its entirety and replaced by Exhibit B attached hereto.
9.Restoration. Sections 6.4, 10.15, and 10.32 of the Lease are hereby amended as follows:
(i) The third sentence of Section 6.4(d) is amended and restated as follows:

“With respect to any Alterations (as such term is defined herein) constructed by Tenant after the 26 day of October, 2023 (herein, the “Reference Date”), Landlord reserves the option to require Tenant, at Tenant’s sole cost and expense, to remove all fixtures, alterations, additions, decorations, or installations installed by Tenant, collectively in this Section called “Alterations,” and to restore the Property to the same condition as existed at time said Alterations were constructed or installed, reasonable wear and tear excepted, if Landlord gives Tenant written notice electing to require said removal and restoration prior to the expiration or other termination of the Term; provided, however, that Tenant may, at such time as it requests Landlord's approval for Tenant to make Alterations, request that Landlord either allow such Alterations to remain upon expiration of the Lease, or that Landlord requires such Alterations to be removed by Tenant upon expiration of the Term, and Landlord agrees to provide Landlord's decision with respect to such change at the time of a request by Tenant for that decision. Any such request from Tenant regarding removal of Alterations shall conspicuously state in bold, uppercase typeface that Tenant will not be required to remove the Alterations in question at the end of the Term unless, contemporaneously with Landlord's notice of approval to Tenant with respect to the Alterations in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term.”
(ii) The following sentence is added to the end of Section 6.4(d):
“For the avoidance of doubt, Tenant shall have no obligation to remove or restore any alterations or improvements made in the Premises or the Property by Tenant prior to the Reference Date.”
(iii) The first two sentences of Section 10.32(f) are amended and restated as follows: “Within five (5) days after the date that Tenant no longer leases any of the rentable square footage in a particular Building, Tenant shall, at its risk and expense, remove the Rooftop Equipment from such Building that was installed on or after the Reference Date. In addition, within five (5) days after (A) the termination of this Lease, (B) the expiration of the Term, or (C) Tenant’s vacating all of the Premises, Tenant shall, at its risk and expense, remove all Rooftop Equipment from the Property that was installed on or after the Reference Date.”
10.Exclusivity. Exhibit C to the Fifth Amendment is hereby amended as follows:
(i)    A new Exhibit GG in the form and content of Exhibit F attached to this Amendment and which is incorporated herein for all purposes, hereby is added to and made a part of the Lease.
11.Building B300 Expansion Premises. A new Section 10.42 hereby is added to the Lease which new section shall read in its entirety as follows:
10.42.    Building 300 Expansion Premises. “Building B300 Expansion Premises” shall mean that 29,925 square feet in Building B300 that Tenant subleases from SolarWinds Worldwide, LLC, a Delaware limited liability company (“SWI”) pursuant to that certain Sublease Agreement dated as of October [__], 2021 (the “B300 Sublease”). Tenant has certain Premises expansion rights with respect to the Building 300 Expansion Premises as further described in Exhibit EE attached hereto and made a part hereof.
A new Exhibit EE in the form and content of Exhibit C attached to this Amendment and which is incorporated herein for all purposes, hereby is added to and made a part of the Lease.

12.Right of First Refusal. A new Exhibit FF in the form and content of Exhibit D attached to this Amendment and which is incorporated herein for all purposes, hereby is added to and made a part of the Lease.
13.Right of First Offer. Exhibit I to the Lease and Section 2 of the Fifth Amendment are amended as follows:
(i) The language of Exhibit I to the Lease is hereby deleted in its entirety and replaced with the following: Tenant shall have the right of first offer (the "Right of First Offer") to lease at least two (2) full floors of space in the proposed new building on the Property which would be constructed by Landlord at 7201 Southwest Parkway, Austin, Texas 78735 (the “7201 Building”). Landlord shall provide Tenant with an offer of the terms (the “Offer”), including the fair market rental rate (as determined by Landlord reasonably and in good faith), at least sixty (60) days prior to the date on which Landlord begins to market the availability of rentable space in the 7201 Building for lease. Tenant shall have sixty (60) days following its receipt of such Offer to exercise its Right of First Offer pursuant to the terms and conditions provided in the Offer by written notice to Landlord until Landlord will be free to lease the 7201 Building to third parties. In the event Tenant fails to timely exercise its Right of First Offer (i) and Landlord is unable to finalize a lease with a third-party tenant for any or all of the 7201 Building by the time construction has commenced on such 7201 Building, then the Offer will be resubmitted to Tenant and Tenant shall have an additional sixty (60) days within which to elect its Right of First Offer pursuant to the terms and conditions provided in such Offer until Landlord will be free to lease the 7201 Building to third parties, or (ii) and Landlord does not commence construction of the 7201 Building, Tenant’s Right of First Offer shall be reinstated. Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Offer, if at the time Landlord would otherwise deliver the Offer: (a) a monetary Event of Default by Tenant exists, (b) Tenant has subleased, in the aggregate, 60,000 rentable square feet or more of the Premises, or (c) Tenant assigns its interest under this Lease other than to a Permitted Transferee. For the avoidance of doubt, (1) Landlord has no obligation to build the 7201 Building, and (2) in the event Landlord does decide to build the 7201 Building, Tenant shall have no approval rights over the construction and/or design of the 7201 Building.
(ii) Section 2 of the Fifth Amendment is amended by removing the following phrase from the beginning of the second sentence “except for the Right of First Offer set forth in Exhibit I (which rights have terminated),”.
14.Renewal Option. Section 3.2 of the Lease hereby is amended and restated in its entirety to be as follows:

(a) Landlord and Tenant agree that Tenant shall hereby have two (2) options (each a “Renewal Option”) to extend the Term of the Lease for a period of ten (10) years (each a “Renewal Term”) each for all or any portion of the Premises in (i) full building increments in any building of the Premises where Tenant leases the entire building, or (ii) half-floor increments in any building of the Premises where Tenant leases less than the entire building. In order to exercise a Renewal Option, Tenant must give written notice of Tenant’s election to extend the Term of the Lease (the “Renewal Notice”) no later than twenty-one (21) months and no more than twenty-four (24) months prior to the expiration of the Extension Term or first Renewal Term, as the case may be. Following Tenant’s delivery of the Renewal Notice, Tenant shall notify Landlord in writing at least eighteen (18) months prior to the expiration of the Extension Term or first Renewal Term, as the case may be (the “Additional Notice”) as to whether the Renewal Notice will apply to the entire Premises or apply to a reduced portion of the Premises as permitted herein. If Tenant does not timely deliver the Additional Notice, then it shall be deemed that the Renewal Notice will apply to the entire Premises. In the event Tenant exercises or is deemed to have exercised a Renewal Option for the entire Premises, the Base Rent for the applicable Renewal Term shall be calculated at 95% of the then-current “Fair Market Rental Rate” (determined as provided by the procedure stated in Section 4.2 of the Lease); provided, however, if Tenant exercises a Renewal Option for less than the entire Premises, the Base Rent for the applicable Renewal Term shall be calculated at 100% of the then-current Fair Market Rental Rate. Landlord and Tenant agree that, notwithstanding anything to the contrary contained in the Lease, Tenant has no further options to extend the Lease.
(b) Intentionally deleted.
(c) Tenant's lease of the Premises during the Renewal Term shall be on all of the then existing terms and conditions of this Lease, except that the Base Rent shall be in accordance with the foregoing and with Section 4.2 of the Lease. If Tenant exercises a Renewal Option for the Renewal Term in accordance with this section, Landlord and Tenant each shall, on or before the first day of the Renewal Term, execute and deliver to the other an amendment to this Lease, which confirms the renewal of the term of this Lease for the Renewal Term, sets forth the Base Rent (as determined in accordance with the foregoing and with Section 4.2 below) during the Renewal Term, but the term of this Lease shall be renewed for the Renewal Term and the Base Rent so determined in accordance with Section 4.2 shall be effective during the Renewal Term whether or not such amendment is executed.

(d) Tenant’s rights under this Section 3.2 shall terminate, at Landlord’s option, if (i) an Event of Default by Tenant exists as of the date of Tenant’s exercise of its rights under this Section 3.2 or as of the commencement date of the Renewal Term, (ii) this Lease is terminated in accordance with the provisions of this Lease, (iii) Tenant assigns its interest in this Lease other than to a Permitted Transferee, (iv) Tenant ceases to lease at least 370,000 rentable square feet of space in the Property, (v) Tenant has sublet to a third party more than twenty-five percent (25%) of the premises leased by Tenant at the Property except pursuant to a Permitted Transfer, (vi) Tenant does not (as of the date of Tenant’s exercise of its rights under this Section 3.2 or as of the commencement of the Renewal Term) occupy at least 65% of the premises that is being renewed, or (vii) Tenant fails to timely exercise its option under this Section 3.2, time being of the essence with respect to Tenant’s exercise thereof.

(e) Landlord shall have no right to relocate Tenant during the Extension Term (or any extensions thereof).

15.Release of Letter of Credit. Section 4.6 and Exhibit BB of the Lease and are hereby amended as follows:
(i) Section 4.6 is hereby deleted in its entirety and replaced with the following: “Within ninety (90) days after the Reference Date, the current Letter of Credit shall be terminated and returned to Tenant. Landlord shall not require a replacement security deposit or Letter of Credit and all provisions of the Lease relating to or governing the Letter of Credit or other form of security deposit hereby are terminated, canceled and of no further force or effect.”
(ii) Exhibit BB is hereby deleted in its entirety and replaced with the following: “Intentionally Deleted”.
16.Density Limits. Section 6.1(b) of the Lease is amended to read as follows:
(i) Effective as of the Effective Date hereof, the Density Limit as set forth in Section 6.1(b) is hereby amended such that all references to a density limit of one (1) person for each 200 rentable square feet shall be deleted and replaced with “one (1) person for each 165 rentable square feet”.
(ii) The following sentence shall be added to the end of Section 6.1(b): “Notwithstanding the foregoing, Tenant shall have the right to exceed the Density Limit in the Premises by fifty (50) people from time to time on a temporary basis. Should Tenant desire to increase the Density Limit by fifty (50) people on a permanent basis, it shall comply with the requirements of Section 6.1(b) of the Lease, the remainder of which, for the avoidance of doubt, is not modified hereunder and shall remain in effect. For the avoidance of doubt, Tenant’s obligation to conform with all relevant code requirements shall apply on a floor-by-floor basis.”
17.Parking. The following two sections are hereby added to the end of Exhibit U to the Lease:
5. Valet Parking. Landlord hereby agrees to permit Tenant to utilize a valet parking program in any parking garage supporting a building in which Tenant is the sole occupant, which valet program shall be subject to Landlord’s approval, not to be unreasonably withheld or delayed.
6. P100 Additional Parking. Landlord agrees, from time to time throughout the Term of the Lease, at Tenant’s request and at no cost to Landlord, to consult and advise in good faith with Tenant regarding the expansion of the parking garage P100 on the Property. Landlord shall have no obligation to expand parking garage P100.
18.Generator/Equipment Pads. Landlord agrees, from time to time throughout the Term of the Lease and at Tenant’s request, to consult and advise in good faith with Tenant regarding the expansion or addition of equipment pads on the Property.
19.Utility Exhibit. Effective as of the Effective Date, Exhibit J, Utility Exhibit to the Lease, is hereby deleted in its entirety and replaced with the Exhibit J, Utility Exhibit in the form attached hereto as Exhibit E.
20.Landlord’s Lenders. Landlord represents and warrants to Tenant that it has obtained all consents and approvals from each and all of its lenders that may be required by its lenders to enable Landlord to enter into and perform its obligation under this Amendment and that the keeping and performance of Landlord’s obligations under this Amendment have not resulted, and will not, result, in a breach or violation of and deed of trust or other lien, security interest, assignment or pledge heretofore granted by Landlord covering the Property of any part thereof.

21.Authority. Tenant represents to Landlord as follows: (a) Tenant is validly existing and in good standing under the laws of the State of Delaware, (b) Tenant has and is qualified to do business in Texas, (c) Tenant has the full right and authority to enter into this Amendment, and (d) each person signing on behalf of Tenant was and continues to be authorized to do so. Landlord represents to Tenant as follows: (i) Landlord is validly existing under the laws of the State of Delaware, (ii) Landlord has and is qualified to do business in Texas, (iii) Landlord has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Landlord was and continues to be authorized to do so.
22.Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its term and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.
23.No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein and Tenant has not relied on any representations except as expressly set forth herein.
24.Entire Agreement. This Amendment, together with the Lease contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose, except for any obligations that survive the expiration or termination of the Sublease Consent (as defined in the Fifth Amendment).
25.Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.
26.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without regard to its provisions governing conflicts of law.
27.Section Headings. The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.
28.Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
29.Submission of Amendment Not Offer. The submission by any party hereto to the other parties hereto for their consideration shall have no binding force or effect, and shall not confer any rights upon any party or impose any obligations upon any party irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on the parties hereto only upon the execution and delivery of this Amendment by Landlord and Tenant.

30.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than HPI Real Estate Services & Investments (Landlord's broker) and CBRE, Inc. (Tenant's broker) (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. Each of Landlord and Tenant agree to obtain and deliver to the other of them at the time this Amendment is signed by them, a written release of all liens and claims (statutory, common law or otherwise) of the Landlord’s Broker and the Tenant’s Broker, respectively, to commissions or fees incident to the signing of this Amendment. The terms of this Section 30 shall survive the expiration or earlier termination of the Lease, as hereby amended.
[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date.

LANDLORD:
SUMMIT LANTANA OWNER, LP,
a Delaware limited partnership
By:    Summit Lantana Owner GP, LLC, a Delaware limited liability company, its general partner
By:    Summit Lantana REIT, LLC, a Delaware limited liability company, its sole member
By:    Summit Lantana JV, LP, a Delaware limited partnership, its sole member
By:    7171 HP GP, LLC, a Texas limited liability company, its general partner
By:    /s/Sam Houston
Name: Sam Houston
Title: Manager
TENANT: ADVANCED MICRO DEVICES, INC., a Delaware corporation By: /s/Jean Hu Name: Jean Hu Title: CFO

Signature Page to Seventh Amendment to Lease